AMENDED AND RESTATED
DISTRIBUTION AGREEMENT
This Amended and Restated Distribution Agreement is made as of this 10th day of February, 2017, by and between (i) MFD Distributor, LLC a Wisconsin limited liability corporation having its principal place of business in Madison, Wisconsin (the “Distributor”), (ii) Madison Funds, a statutory trust organized and existing under the laws of the state of Delaware, and (iii) the Ultra Series Fund (“USF”), a business trust organized and existing under the laws of the state of Massachusetts (Madison Funds and USF are collectively referred to herein as the “Trusts” and individually, a “Trust”).
In consideration of the mutual covenants contained herein and for other good and valuable consideration, the parties hereto, intending so to be legally bound, agree with each other as follows:
1.     Appointment of Distributor. Each of the Trusts hereby appoint the Distributor its exclusive agent to offer and distribute shares of the Trusts at the public offering price thereof described and set forth in the Trusts’ current prospectus(es). The Distributor hereby accepts such appointment. The Distributor shall have no obligation to sell, distribute or redeem any specific amount of the Trusts’ shares.
2.     Scope of Authority. The Distributor is authorized act as the Madison Funds’ agent to make offers of Madison Fund shares directly to the public or distribute such shares to the public through securities brokers, dealers or other intermediaries. The Distributor is authorized to act as USF’s agent to make offers of USF shares to insurance company separate accounts, qualified retirement plans and any other eligible purchaser. The Distributor is also authorized to act as an agent of the Trusts in connection with any redemption of the Trusts’ shares, either directly or through securities brokers, dealers or other intermediaries. In the performance of its activities hereunder, the Distributor shall be authorized to take such action not inconsistent with the express provisions hereof as it deems advisable.
The Distributor agrees that in offering, selling or redeeming shares of the Trusts it will duly conform to all applicable state and federal laws and the rules and regulations of any self-regulatory organization established pursuant to federal law to which the Distributor may belong. The Distributor is authorized by the Trusts only to give information or make representations regarding the Trusts’ shares to the extent such information or representations are contained in each Trust’s current prospectus, in its currently effective registration statement filed with the Securities and Exchange Commission (“Registration Statements”), or in supplemental information to such prospectus approved by the Trusts. The Distributor agrees that any other such information or representations it provides shall be given entirely without liability or recourse to the Trusts.
3.     Duties of the Distributor and the Trusts.

a.	The Trusts employ the Distributor to:

i.	promote the Trusts;

ii.
make offers of sale of shares of each series of the Trusts on a best efforts basis from time to time during the term of this Agreement as agent for the Trusts and upon the terms described in the Registration Statements;

iii.
enter into agreements, at the Distributor’s discretion, for the sale of Madison Fund shares by registered and qualified broker-dealers or by distributors of mutual funds shares that are exempt from registration as a broker-dealer, provided that all such entities shall act in accordance with the Registration Statements and shall comply with all applicable laws, rules and regulations;

iv.
enter into participation agreements, at the Distributor’s discretion, for the sale of USF shares to insurance company separate accounts, qualified retirement plans, and other eligible purchasers, in accordance with the Registration Statements and all applicable laws, rules and regulations;

v.
in connection with the offers of sale of Trust shares, to give only such information and make such representations as are permitted by applicable law, and to review and approve all mutual fund advertising and sales literature and ensure that any required filing of sales literature and advertisements with appropriate authorities used by the Distributor in connection with the sale of Trust shares shall be accomplished; and

vi.
offer Trust shares at the public offering price which shall be the net asset value per share as next determined by the Trusts, plus applicable sales loads (if any), following receipt and acceptance by the Trust of a proper offer to purchase, as determined in accordance with each respective Trust’s Declaration of Trust and By-Laws, as amended (collectively, the “Declarations of Trust”) and the Registration Statements. The Trusts shall promptly furnish (or arrange for another person to furnish) the Distributor with a quotation of the public offering price on each business day.

b.	Each Trust agrees:

i.	That it will not, without the Distributor’s consent, sell or agree to sell any Trust shares other than through the Distributor, except that the Trusts may:

(1)
issue or sell their respective shares in connection with a merger or consolidation with any other investment company (or series thereof) or the respective Trust’s acquisition by purchase or otherwise of all or substantially all of the assets of any investment company (or series thereof) or substantially all of the outstanding shares of any such company (or series thereof);

(2)	issue shares to shareholders for reinvestment of cash distributions from capital gains or net investment income of the Trusts;

(3)	issue shares to shareholders who exercise any exchange privilege set forth in the Registration Statements;

(4)	issue shares directly to registered shareholders pursuant to the authority of the Board of Trustees of the applicable Trust; or

(5)	sell shares in any jurisdiction in which the Distributor is not registered as a broker-dealer.

ii.
To permit the Distributor to use any list of shareholders of the Trust or any other list of investors which it obtains in connection with its provision of services under this Agreement, subject to the Trusts applicable privacy procedures;

iii.
To keep the Distributor fully informed of its affairs and to make available to the Distributor copies of all information, financial statements and other materials which the Distributor may reasonably request for use in connection with the distribution of Trust shares;

iv.	To cooperate fully in the efforts of the Distributor to arrange for the sale of Trust shares and in the performance of services by the Distributor under this Agreement; and

v.
To register or cause to be registered all shares sold by the Trusts as a result of the Distributor’s efforts under this Agreement in such name or names and amounts as the Distributor may request from time to time.

c.	The Trusts reserve the right at any time to withdraw all offerings of any or all of their shares by written notice to the Distributor at its principal office.

d.
It is understood that the Distributor shall not open shareholder accounts to hold shares of the Trusts, but that it may enter into selling agreements with other entities qualified or authorized to do so.

e.
It is further understood that, to the extent such obligations are not assumed by other qualified broker-dealers with whom the Distributor has entered into selling agreements, the Trusts shall, as issuers and through their duly appointed transfer agents, be responsible for effecting purchases and redemptions of all Trust shares, maintaining any purchase and sales books and records (including, if applicable, order tickets), new account forms and creating, maintaining and delivering shareholder confirmations and account statements. The Distributor shall not be responsible for providing such services in its capacity as Distributor of Trust shares.

4.     Other Activities of the Distributor and Compliance. The Distributor and any of its affiliates shall be free to engage in any other lawful activity, including the rendering to others of services similar to those to be rendered to the Trusts hereunder, and the Distributor or any interested person thereof shall be free to invest in the Trusts as a shareholder, to become an officer or trustee thereof if properly elected, or to enter into any other relationship with the Trusts approved by the trustees of the Trusts and in accordance with law.
In carrying out its obligations under this Agreement, the Distributor shall comply with (a) all applicable provisions of the federal securities laws and regulations thereunder and the rules of the Financial Industry Regulatory Authority, Inc.; (b) the provisions of the Registration Statements of the Trusts as amended from time to time; and (c) the provisions of the Declarations of Trust.
In connection with complying with applicable anti-money laundering procedures of the Trusts:

a.
Upon request by the Trusts’ anti-money laundering compliance officer (“AMLCO”), the Distributor will make available information relating to the identity and business of each broker-dealer or other firm that engages in the sales of shares of the Trusts. The Distributor shall immediately notify the Board of Trustees of each applicable Trust if it receives information that any broker-dealer or other firm is not in compliance with the USA PATRIOT Act of 2001 (the “PATRIOT Act”);

b.
Selling agreements between the Distributor and other broker-dealer (or other distributing) firms shall include provisions requiring each broker-dealer (or other distributing) firm to: (i) comply with the PATRIOT Act and have an anti-money laundering compliance program; (ii) confirm a customer’s identity and the source of the funds involved in the purchase of shares of the Trusts to the extent required by the PATRIOT Act and any laws, rules, requirements, regulations or regulatory guidance thereunder; and (iii) report to the AMLCO, to the extent permitted by applicable law, including Section 314(b) of the PATRIOT Act, any suspicious activity involving the purchase of shares of the Trust.

Selling agreements between the Distributor and broker-dealer (or other distributing) firms shall also include provisions intended to satisfy the requirements of Rule 22c-2 of the Investment Company Act of 1940, as amended (the “1940 Act”), or such provisions must be included in a separate agreement between the Distributor and such broker-dealers (or other distributing firms).
5.     Compensation to the Distributor. As compensation for providing services under this Agreement, the Distributor shall receive the following fees: (a) for each series and/or class of shares of a Trust for which a distribution plan pursuant to Section 12(b) of the 1940 Act and Rule 12b-1 promulgated thereunder (“12b-1 Plan”) is in effect, a distribution and/or service fee at the rate and under the terms and conditions described in each such 12b-1 Plan, subject to any limitations on such fees as the Board of Trustees of the applicable Trust may impose; and (b) that portion of any front-end sales load received from shareholders upon the purchase of Trust shares which is not otherwise paid out to the broker-dealer, agent or other financial intermediary involved in the sale.
Additional payments to the Distributor from the Trusts’ investment adviser, Madison Asset Management, LLC (the “Adviser”), or the Trusts’ administrator may be made in accordance with applicable law.
The parties to this Agreement recognize that the Distributor is a wholly-owned subsidiary of Madison Investment Holdings, Inc. (“MIH”), and all its costs and expenses hereunder not otherwise reimbursed by 12b-1 Plan payments will be borne by the Adviser, a subsidiary of MIH, pursuant to a shared services agreement between the Adviser and the Distributor. The Distributor has no employees of its own and shares all personnel and resources with the Adviser, MIH and/or their affiliates.
6.     Relationship to Investment Advisor. It is understood by the parties hereto that each Trust has entered into an Investment Advisory Agreement and a Services Agreement with the Adviser, pursuant to which the Adviser will provide investment management services to the Trusts and administer their affairs. The Distributor has entered into this Agreement to perform certain services partially in consideration of the Trusts’ ongoing employment of the Adviser as aforesaid. If, at any time, the Adviser ceases to act as investment adviser to the Trusts under terms substantially those of the Investment Advisory Agreement, or, if at any time, the Adviser ceases to be an entity at least 50% (in terms of voting rights) under common control with the Distributor, then this Agreement shall immediately terminate as of a date 30 days from the date of such event, unless within such 30-day period, the Distributor gives written notice to the Trusts that it waives such termination. The Trusts specifically acknowledge the relationship between the Distributor hereunder and the Adviser.
7.     Limitation of the Distributor’s Liability. The Distributor shall not be liable for any loss incurred in connection with any of its activities hereunder, nor for any action taken, suffered or omitted and believed by it to be advisable or within the scope of its authority or discretion, except for acts or omissions involving willful misfeasance, bad faith, gross negligence or reckless disregard of the responsibilities assumed by it under this Agreement.
8.     Limitation of Trusts’ Liability. The Distributor acknowledges that it has received notice of and accepts the limitations upon the Trusts’ liability set forth in their respective Declarations of Trust. The Distributor agrees that the Trusts’ obligations hereunder in any case shall be limited to the Trusts and to their assets and that the Distributor shall not seek satisfaction of any such obligation from the shareholders of the Trusts nor from any trustee, officer, employee or agent of the Trusts.
9.     Term of Agreement. This Agreement, as amended and restated, shall not become effective unless and until it is approved by the Board of Trustees of each Trust, including a majority of trustees who are not parties to this Agreement or interested persons of any such party. Once approved, this Agreement shall come into full force and effect on the date set forth above and shall have an initial term of one year. Thereafter, as to each Trust, this Agreement shall continue in effect for one year successive terms so long as such continuance is approved at least annually by (i) the Board of Trustees of each Trust, or by the vote of a majority of the outstanding voting securities of each Trust, and (ii) a majority of the trustees who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.
10.     Termination.

a.
Notwithstanding any provision herein, this Agreement may be terminated at any time, without penalty, by the members of the Board of Trustees of either Trust who are not interested persons of the applicable Trust and who have no direct or indirect financial interest in the operation of any 12b-1 Plans or this Agreement (collectively referred to as the “Independent Trustees”), or by the Distributor, upon 60 days’ written notice to the other party.

b.
This Agreement may not be assigned by the Distributor and shall automatically terminate upon any assignment. Noting herein shall prevent the Distributor from employing any other persons or agents, as its own expense, to assist it in the performance of its duties hereunder. However, the Distributor will remain responsible to the Trusts for any such sub-contracted services.

11.     Amendments. This Agreement may be amended at any time by mutual agreement in writing by the parties hereto, provided that such amendment is approved by the vote of a majority of the Board of Trustees of each Trust, including a majority of the Independent Trustees of each Trust.
12.     Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Wisconsin.
13.     Use of Terms. The terms “interested person,” “assignment” and “majority of the outstanding voting securities,” as used herein, shall have the same meanings as in the 1940 Act and any applicable regulations thereunder.
IN WITNESS WHEREOF, the parties have caused this Agreement to be signed on their behalf by their respective officers duly authorized as of the date above written.
MFD DISTRIBUTOR, LLC

By: /s/ Lisa R. Lange
Lisa R. Lange, Chief Legal Officer

MADISON FUNDS and ULTRA SERIES FUND

By: /s/ Katherine L. Frank
Katherine L. Frank, President